Exhibit 99.1

Global Partners Enters into Sale and Leaseback Agreement for 33 New England Gasoline Stations and Convenience Stores

WALTHAM, Mass.--(BUSINESS WIRE)--May 31, 2016--Global Partners LP (NYSE: GLP) today announced an agreement with a premier institutional real estate investor for the sale and leaseback of 33 gasoline stations and convenience stores for approximately $67 million. As part of the agreement, the retail sites, which are located throughout New England, will be sold to the buyer and leased to Global Partners or its subsidiaries for a period of 15 years with 20 years of contractual extension options. The transaction, which is subject to customary due diligence, is expected to close no later than early third-quarter 2016.

Eric Slifka, president and CEO of Global Partners, said, “Consistent with our objective of providing additional liquidity for the Partnership, we expect to use the material proceeds generated from this transaction to reduce debt and provide financial flexibility to reinvest in and expand our businesses. This sale leaseback is part of a strategy we shared with investors earlier this year to optimize our assets, in this instance unlocking the value in some of our fee-owned real estate and productively deploying the capital.”

About Global Partners LP

A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is engaged in the transportation of crude oil and other products by rail from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With approximately 1,500 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 180 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary